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Exhibit 99.1

Key Energy Services, Inc. News Release
For Immediate Release: Friday, January 7, 2005	Contact: John Daniel (432) 620-0300

KEY ENERGY COMMENCES SENIOR NOTE CONSENT SOLICITATION

SENIOR NOTE TRUSTEE TRIGGERS CURE PERIOD FOR PREVIOUSLY DISCLOSED FAILURE TO DELIVER FORM 10-K REPORT

MIDLAND, TX, January 7, 2005—Key Energy Services, Inc. (NYSE: KEG) announced today that it is soliciting consents from the holders of its outstanding 6 3/8% senior notes due 2013 and 8 3/8% senior notes due 2008 (collectively "the Notes" or "Notes"), to extend until March 31, 2005 the period in which the Company must deliver its 2003 10-K and 2004 10-Q reports.

The Company also announced that it had received notice from the trustee today that the Company is in breach of the financial reporting covenants contained in the indentures, and stating that unless the deficiency is remedied within 60 days, an event of default would occur under the indentures. Unless the deficiency is cured or waived within the 60 day cure period, the trustee or holders of 25% of the outstanding principal amount of either series of notes will have the right to accelerate the maturity of that series of notes.

The Consent Solicitation is scheduled to expire at 5:00 p.m. (EST) on January 18, 2005, unless extended or terminated earlier. Holders of Notes who deliver their consent on or prior to 5:00 p.m. (EST) on January 18, 2005, unless extended or terminated earlier, will be eligible to receive a consent payment of $2.50 per $1,000 principal amounts of Notes validly consented. In addition, the Company will pay within three business days of each of February 1, 2005 and March 1, 2005 to each consenting holder, an additional $2.50 in cash for each $1,000 principal amount of consenting notes if the Company has not provided, by such dates, the 2003 10-K and 2004 10-Q reports.

6 Desta Drive, Midland, TX 79705

The Consent Solicitation is conditioned upon the satisfaction of certain conditions, including that consents for a majority of each particular series of notes must be received, a majority of the other series of notes must be received and the supplemental indenture for both series must be executed. A more comprehensive description of the Consent Solicitation and its conditions can be found in the Consent Solicitation Statement.

The Company has retained Lehman Brothers to serve as the Solicitation Agent and D.F. King & Co., Inc. to serve as the Information Agent and Tabulation Agent for the Offer. Requests for documents may be directed to D.F. King & Co., Inc., by telephone at (800) 848-2998 (toll-free) or (212) 269-5550 or in writing at 48 Wall Street, 22ndFloor, New York, NY 10005. Questions regarding the solicitation of consents may be directed to Lehman Brothers, at (800) 438-3242 (toll-free) or (212) 528-7581, Attention: Liability Management.

This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell or a solicitation of consents with respect to any securities. The solicitation is being made solely pursuant to the Consent Solicitation Statement dated January 7, 2005.

The Company intends to hold a conference call on Tuesday, January 11, 2005 at 4:30 PM EST, at which time it will provide a restatement update and operations review. Details of the conference call will be released on Monday, January 10, 2005.

Key Energy Services, Inc. is the world's largest rig-based well service company. The Company provides oilfield services including well servicing, contract drilling, pressure pumping, fishing and rental tools and other oilfield services. The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina and Egypt.

Certain statements contained in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the consent solicitation and the restatement. These forward-looking statements are based on current expectations, estimates and projections about the Company's industry, management's beliefs and certain assumptions made by management. Whenever possible, the Company has identified these "forward-looking statements" by words such as "expects", "believes", "anticipates" and similar phrases. Readers are cautioned that any such forward-looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to risks related to the ability of the Company to complete its restatement and audit processes for 2003 and prior years and its ability to complete financial statements for the first three quarters of 2004, in each case by March 31, 2005, whether the company will receive the requisite consents from the noteholders, and the effect of a failure to obtain such consents, including cross-defaults on other indebtedness. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.

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  Exhibit 99.1